Exhibit 99.1

CPI INTERNATIONAL ANNOUNCES THIRD QUARTER FISCAL 2006
FINANCIAL RESULTS

          PALO ALTO, Calif. – August 14, 2006 – CPI International, Inc. (Nasdaq: CPII), the parent company of Communications & Power Industries, Inc., a leading provider of microwave, radio frequency, power and control solutions for critical defense, communications, medical, scientific and other applications, today announced financial results for the third fiscal quarter ended June 30, 2006.

          In the third quarter of fiscal 2006, CPI International, Inc. (CPI) generated total sales of $87.8 million, as compared to $87.6 million in the same quarter of the prior year, representing the company’s highest quarterly sales since its inception in 1995.  CPI’s total sales benefited from growth in sales in four of the company’s six markets, particularly growth in the radar and medical markets, which was largely offset by decreases in sales in the electronic warfare and communications markets and by decreases in sales in several markets served by the company’s Eimac division, due to its relocation.  Sales in the electronic warfare and communications markets were negatively impacted by the timing of order receipts and shipments for various U.S. and foreign military electronic warfare programs and for satellite communications amplifiers for direct-to-home broadcast applications.

          “CPI’s underlying operational and financial performance during the third quarter was solid despite the negative impact of our ongoing Eimac relocation and consolidation project.  Because the third quarter of fiscal 2005 included an elevated rate of shipments of products with higher profit margins, our year-over-year comparisons do not fully reflect the strength of our recent results,” said Joe Caldarelli, chief executive officer of CPI.  “In the third quarter of fiscal 2006, we enjoyed increased sales in our radar, medical, industrial and scientific markets, and we completed the physical relocation of our Eimac division.  We believe that with the move completed and the integration underway, the worst of the inefficiencies caused by the relocation are behind us, and we expect to enjoy increased operational efficiencies and savings in calendar year 2007.”

          CPI generated net income of $4.5 million, or $0.27 per share on a diluted basis, in the third quarter of fiscal 2006, a decrease from the $6.7 million, or $0.48 per share on a diluted basis, generated in the same quarter of the prior fiscal year, consistent with the company’s expectations and previously disclosed guidance.  During the third quarter of fiscal 2006, CPI’s EBITDA totaled $15.3 million, a decrease from the $19.2 million in EBITDA in the third quarter of fiscal 2005.  The decreases in net income and EBITDA were primarily due to:

•	the impact of the relocation of the Eimac division;

•

the weakening of the U.S. dollar in comparison to the Canadian dollar and the March 2006 expiration of a favorable Canadian currency hedge, which had a negative impact of $0.9 million, or $0.05 per share, on the company’s net income and $1.5 million on the company’s EBITDA in the most recent quarter in comparison to the third quarter of fiscal 2005; and

•

the shipment of certain products with unusually high profit margins in the third quarter of fiscal 2005 and an offsetting increase in the third quarter of fiscal 2006 in the shipment of newer satellite communications products that initially will have lower margins as their production ramps up.

          CPI’s adjusted EBITDA, which excludes non-cash and non-recurring items, totaled $16.7 million, or approximately 19 percent of sales, in the third quarter of fiscal 2006, a decrease from the record-level $20.2 million, or approximately 23 percent of sales, generated in the same quarter of the previous fiscal year.  In addition to the factors that unfavorably impacted the company’s net income and EBITDA results, adjusted EBITDA was also impacted by an estimated $1.1 million in unfavorable overhead absorption and manufacturing variances at the Eimac division related to the decrease in the division’s sales in the third quarter of fiscal 2006 as compared to the same quarter of fiscal 2005.

          As of June 30, 2006, CPI’s cash and cash equivalents totaled $12.6 million, a decrease from the $17.1 million reported as of July 1, 2005.  CPI generated $19.6 million in cash from ongoing operations over the past 12 months, after the payment of taxes and interest.  This amount was offset by:

•	$10.7 million in capital expenditures and $2.8 million in expenses, net of taxes, related to the Eimac relocation,

•	$1.2 million in capital expenditures related to the expansion of CPI’s Canadian facility,

•	$2.0 million in a special bonus, net of taxes, in the first quarter of fiscal 2006, and

•	$7.0 million utilized to pay a special cash dividend to stockholders in December 2005.

          In fiscal 2004, CPI received advance payments of $13.5 million for the sale of its San Carlos, Calif. facility.  The company used these payments to fund the relocation of its Eimac division.

Third Quarter Fiscal 2006 Sales by Market

          CPI serves the radar, electronic warfare, medical, communications, industrial and scientific markets.  In the third quarter of fiscal 2006, as compared to the same quarter of the previous fiscal year:

•

In the radar market, CPI’s largest market, sales increased approximately 13 percent from $28.3 million to $32.1 million, primarily due to increased sales of products for various U.S. government and foreign military programs;

•

In the electronic warfare market, sales decreased approximately 18 percent from $8.5 million to $7.0 million, due to $0.8 million in shipments for a low-power Active Denial System development program for the U.S. government and $0.8 million in shipments for various foreign military programs in the third quarter of fiscal 2005 that did not repeat in the most recent quarter;

•

In the medical market, sales increased approximately 15 percent from $13.6 million to $15.6 million, primarily due to an increase in sales of x-ray generators for international customers, despite a $1.1 million decrease in shipments from the Eimac division.  Sales of CPI’s core medical imaging and radiation therapy products increased approximately 29 percent to $13.6 million;

•

In the communications market, sales decreased approximately 15 percent from $29.4 million to $24.9 million, primarily due to a decrease in shipments of high-power satellite communications amplifiers for direct-to-home broadcast applications.  CPI expects continued demand for satellite communications amplifiers for direct-to-home broadcast applications, but does not expect to consistently enjoy the high levels of demand recorded in the period from the second quarter of fiscal 2005 through the end of the first quarter of fiscal 2006.  However, CPI did increase sales of certain, newer, millimeter wave frequency satellite communications products, which are also primarily used for direct-to-home broadcast applications, in the third quarter of 2006.  Sales in the communications market in the third quarter of fiscal 2006 were also impacted by a $2.0 million decrease in shipments from the Eimac division due to its relocation; and

•

In the industrial and scientific markets, CPI’s smallest markets, sales increased approximately five percent from $6.2 million to $6.5 million, and approximately six percent from $1.6 million to $1.7 million, respectively, notwithstanding a $1.3 million decrease in shipments from the Eimac division due to its relocation.

Eimac Division Relocation Update

          As previously disclosed, in the second quarter of fiscal 2003, CPI entered into an agreement to sell and close the San Carlos, Calif. facility of its Eimac division so that it could consolidate the division’s operations into the company’s existing facility in nearby Palo Alto, Calif.  The physical relocation of the Eimac division was completed by June 30, 2006, several months ahead of schedule, and the consolidation of the division’s operations continues to progress.  On June 1, 2006, in order to realize increased efficiencies, CPI merged the operating activities of the Eimac division into the Microwave Power Products division, which operates out of the company’s Palo Alto facility and reports to Bob Fickett, president and chief operating officer of CPI.

          In fiscal 2005, as a result of the upcoming relocation of the Eimac division and the expected resultant manufacturing disruptions, many customers of the company’s Eimac division chose to accelerate delivery of products into fiscal 2005.  This acceleration led to an expected, offsetting reduction in demand for Eimac’s products in fiscal 2006.  As a result, the Eimac division’s sales in the third quarter of fiscal 2005 were $14.1 million, or 33 percent above the average sales for the prior three years’ fiscal third quarters for the division, as compared to $9.6 million in the third quarter of fiscal 2006.  The 32 percent reduction in Eimac sales in the third quarter of fiscal 2006 as compared to the same quarter in fiscal 2005 resulted in an estimated unfavorable impact of $1.1 million on overhead absorption and manufacturing variances in the third quarter of fiscal 2006 as compared to the same quarter in the prior year.

Canadian Currency Hedge

          While CPI transacts the majority of its business in U.S. dollars, the company does transact business in several foreign countries and incurs the majority of its costs of its Canadian manufacturing facility in Canadian dollars.  As a result, the company is exposed to risk regarding foreign currency exchange rates, particularly the exchange rate between the U.S. dollar and the Canadian dollar.  In order to reduce this risk, CPI periodically enters into forward contracts to hedge its exposure to changes in the value of the U.S. dollar as compared to the Canadian dollar.

          For fiscal 2005 and the first half of fiscal 2006, including the benefit of a favorable Canadian dollar hedge that expired in March 2006, CPI’s estimated effective rate for all Canadian dollar purchases was approximately U.S. $0.77 to one Canadian dollar.  In the third quarter of fiscal 2006, after this favorable hedge expired, the estimated effective rate for all Canadian purchases, including hedged and unhedged amounts, was approximately U.S. $0.88 to one Canadian dollar.  As a result, in the third quarter of fiscal 2006, the estimated unfavorable impact from the relative weakening of the U.S. dollar versus the Canadian dollar on the company’s net income and EBITDA were $0.9 million and $1.5 million, respectively.

          For a nine month period starting in July 2006, CPI has entered into Canadian dollar forward contracts for approximately $26.3 million Canadian dollars at an average rate of approximately U.S. $0.90 to one Canadian dollar.  CPI estimates that a one cent change in the U.S. dollar to Canadian dollar exchange rate will result in an annual impact of approximately U.S. $0.5 million to the company’s operating income.

Financial Community Conference Call

          In conjunction with this announcement, CPI will hold a conference call on Tuesday, August 15, 2006 at 11:00 a.m. (EDT) that will be simultaneously broadcast live over the Internet on the company’s Web site.  To participate in the conference call, please dial (866) 700-0133, or (617) 213-8831 for international callers, enter participant pass code 74961683 and ask for the CPI International Third Quarter 2006 Financial Results Conference Call.  To access the call via the Web, please visit http://investor.cpii.com.

About CPI International, Inc.

          CPI International, Inc., headquartered in Palo Alto, California, is the parent company of Communications & Power Industries, Inc., a leading provider of microwave, radio frequency, power and control solutions for critical defense, communications, medical, scientific and other applications.  Communications & Power Industries, Inc. develops, manufactures and distributes products used to generate, amplify and transmit high-power/high-frequency microwave and radio frequency signals and/or provide power and control for various applications.  End-use applications of these systems include the transmission of radar signals for navigation and location; transmission of deception signals for electronic countermeasures; transmission and amplification of voice, data and video signals for broadcasting, Internet and other types of communications; providing power and control for medical diagnostic imaging; and generating microwave energy for radiation therapy in the treatment of cancer and for various industrial and scientific applications.

Non-GAAP Supplemental Information

          EBITDA, adjusted EBITDA and adjusted EBITDA margin presented above and in the financial statements attached hereto are non-generally accepted accounting principles (GAAP) financial measures.  EBITDA represents earnings before provisions for income taxes, net interest expense and depreciation and amortization.  Adjusted EBITDA represents EBITDA further adjusted to exclude certain non-cash and non-recurring items.  Adjusted EBITDA margin represents adjusted EBITDA divided by sales.  For more information regarding these non-GAAP financial measures for the periods presented and a reconciliation of these measures to GAAP financial information, please see the attached financial statements; this press release and the attached financial statements are available in the investor relations section of the company’s Web site at http://investor.cpii.com.

          CPI believes that GAAP-based financial information for highly leveraged businesses, such as the company’s business, should be supplemented by EBITDA, adjusted EBITDA and adjusted EBITDA margin so that investors better understand the company’s operating performance in connection with their analysis of the company’s business.  In addition, CPI’s management team uses EBITDA and adjusted EBITDA to evaluate the company’s operating performance, as a component in the calculation of management bonuses, to monitor compliance with certain covenants of its senior credit facility and to make day-to-day operating decisions.  Other companies may define EBITDA, adjusted EBITDA and adjusted EBITDA margin differently and, as a result, the company’s measures may not be directly comparable to EBITDA, adjusted EBITDA and adjusted EBITDA margin of other companies.  Because EBITDA, adjusted EBITDA and adjusted EBITDA margin do not include certain material costs, such as interest and taxes, necessary to operate the company’s business, when analyzing the company’s business, these non-GAAP measures should be considered in addition to, and not as a substitute for, net income (loss), cash flows from operating activities, net income margin or other statements of operations or statements of cash flows data prepared in accordance with GAAP.

###

Certain statements included above constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements provide our current expectations, beliefs or forecasts of future events.  Forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual events or results to differ materially from the results projected, expected or implied by these forward looking statements.  These factors include, but are not limited to, competition in our end markets; our significant amount of debt; changes or reductions in the U.S. defense budget; U.S. government contracts laws and regulations; changes in technology; the impact of unexpected costs; inability to obtain raw materials and components; and currency fluctuations.  These and other risks are described in more detail in our periodic filings with the Securities and Exchange Commission.  As a result of these uncertainties, you should not place undue reliance on these forward-looking statements.  All future written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.  New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us.  We undertake no duty or obligation to publicly revise any forward-looking statement to reflect circumstances or events occurring after the date hereof or to reflect the occurrence of unanticipated events or changes in our expectations.

Contact:

Amanda Mogin, Communications & Power Industries, investor relations, 650.846.3998, amanda.mogin@cpii.com

CPI International, Inc.
and Subsidiaries

CONDENSED CONSOLIDATED
STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
 (in thousands, except share and per share data — unaudited)

	Quarter Ended

	June 30, 2006	July 1, 2005

Sales	$87,761	$87,639
Cost of sales	60,867	57,848

Gross profit	26,894	29,791

Operating costs and expenses:
Research and development	2,515	1,899
Selling and marketing	5,248	4,744
General and administrative	5,441	5,764
Amortization of acquisition-related intangible assets	548	548
Net loss on disposition of assets	212	25

Total operating costs and expenses	13,964	12,980

Operating income	12,930	16,811
Interest expense, net	5,945	5,697

Income before income taxes	6,985	11,114
Income tax expense	2,517	4,416

Net income	$4,468	$6,698

Other comprehensive income, net of tax
Net unrealized loss on cash flow hedges	(196)	(711)

Comprehensive income	$4,272	$5,987

Net income per share:
Basic	$0.30	$0.51

Diluted	$0.27	$0.48

Shares used to compute net income per share:
Basic	15,039,754	13,078,954

Diluted	16,766,822	13,978,215

CPI International, Inc.
and Subsidiaries

CONDENSED CONSOLIDATED
STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(in thousands, except share and per share data — unaudited)

	Nine Months Ended

	June 30, 2006	July 1, 2005

Sales	$257,069	$245,835
Cost of sales, including $351 of amortization of acquisition-related inventory write-up for the nine months ended July 1, 2005	179,223	163,263

Gross profit	77,846	82,572

Operating costs and expenses:
Research and development	6,366	5,205
Selling and marketing	14,952	13,397
General and administrative	17,419	15,391
Amortization of acquisition-related intangible assets	1,642	6,940
Net loss on disposition of assets	420	273

Total operating costs and expenses	40,799	41,206

Operating income	37,047	41,366
Interest expense, net	18,409	14,509

Income before income taxes	18,638	26,857
Income tax expense	7,610	10,741

Net income	$11,028	$16,116

Other comprehensive income, net of tax
Net unrealized loss on cash flow hedges	(685)	(328)

Comprehensive income	$10,343	$15,788

Net income per share:
Basic	$0.80	$1.23

Diluted	$0.71	$1.16

Shares used to compute net income per share:
Basic	13,736,031	13,078,954

Diluted	15,443,427	13,851,963

CPI International, Inc.
and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data – unaudited)

	June 30, 2006	September 30, 2005

Assets
Current Assets:
Cash and cash equivalents	$12,606	$26,511
Restricted cash	854	1,287
Accounts receivable, net	48,173	39,295
Inventories	54,213	50,620
Deferred tax assets	11,683	12,346
Prepaids and other current assets	5,137	3,981

Total current assets	132,666	134,040
Property, plant and equipment, net	86,651	83,624
Deferred debt issue costs, net	9,995	11,061
Intangible assets, net	76,102	77,941
Goodwill	145,462	145,462
Other long-term assets	2,408	2,416

Total assets	$453,284	$454,544

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$21,467	$21,421
Accrued expenses	26,829	27,247
Product warranty	6,295	6,359
Income taxes payable	5,749	1,546
Advance payments from customers	5,218	12,067

Total current liabilities	65,558	68,640
Deferred income taxes	34,024	35,556
Advance payments from sale of San Carlos property	13,450	13,450
Long-term debt	246,768	284,231
Other long-term liabilities	31	—

Total liabilities	359,831	401,877

Commitments and contingencies
Stockholders’ Equity:
Common stock ($0.01 par value, 90,000,000 shares authorized; 16,030,153 and 13,078,954 shares issued and outstanding, respectively)	160	131
Additional paid-in capital	65,009	34,595
Accumulated other comprehensive income	936	1,621
Retained earnings	27,348	16,320

Total stockholders’ equity	93,453	52,667

Total liabilities and stockholders’ equity	$453,284	$454,544

CPI International, Inc.
and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands — unaudited)

	Nine Months Ended

	June 30, 2006	July 1, 2005

Operating Activities
Net cash provided by operating activities	$1,918	$13,770

Investing Activities
Deferred expenses relating to sale of San Carlos property	(212)	(216)
Purchase of Econco, net of cash acquired	—	(18,325)
Capital expenditures	(8,419)	(8,867)
Other investing activities	—	(16)

Net cash used in investing activities	(8,631)	(27,424)

Financing Activities
Proceeds from issuance of floating rate senior notes	—	79,200
Proceeds from issuance of common stock	52,942	—
Proceeds from senior term loan	10,000	—
Special cash dividends	(17,000)	(75,809)
Repayments on senior term loan	(47,500)	(9,550)
Payments for debt issue costs	—	(3,455)
Payment of IPO costs	(5,634)	—
Other financing activities	—	(100)

Net cash used in financing activities	(7,192)	(9,714)

Net Decrease in Cash and Cash Equivalents	(13,905)	(23,368)
Cash and cash equivalents at beginning of period	26,511	40,476

Cash and cash equivalents at end of period	$12,606	$17,108

Supplemental Disclosures of Cash Flow Information
Cash paid for interest	$13,714	$8,160
Cash paid for taxes, net of refunds	$5,205	$10,820

CPI International, Inc.
and Subsidiaries

SUPPLEMENTAL INFORMATION
(in thousands – unaudited)

		Quarter Ended		Nine Months Ended

		June 30, 2006	July 1, 2005	June 30, 2006	July 1, 2005

Net income		$4,468	$6,698	$11,028	$16,116
Depreciation and amortization		2,335	2,398	6,786	11,767
Interest expense, net		5,945	5,697	18,409	14,509
Income tax expense		2,517	4,416	7,610	10,741

EBITDA		15,265	19,209	43,833	53,133

Add As Defined Adjustments:
Compensation expense from performance-based stock options	(1)	—	444	—	876
Stock-based compensation expense	(2)	108	—	109	—
Amortization of acquisition-related inventory write-up	(3)	—	—	—	351
Special bonus	(4)	—	—	3,250	—
Move-related expenses	(5)	1,310	505	3,833	881

Gross Adjustments		1,418	949	7,192	2,108

Adjusted EBITDA		$16,683	$20,158	$51,025	$55,241

Adjusted EBITDA margin	(6)	19.0%	23.0%	19.8%	22.5%
Net income margin	(7)	5.1%	7.6%	4.3%	6.6%

(1)	Represents a non-cash charge related to employee performance-based stock options. All employee performance-based stock options were fully vested as of the end of fiscal year 2005.
(2)	Represents a non-cash charge for stock options and restricted stock awards which are not performance- based.
(3)	Represents a non-cash charge related to purchase accounting for the acquisition of Econco Broadcast Service, Inc.
(4)	Represents a one-time special bonus to employees and directors (other than directors who are employees or affiliates of The Cypress Group) to reward them for the increase in company value.
(5)

Represents expenses and move-related inefficiencies related to the relocation of our San Carlos, California facility to our Palo Alto, California and Mountain View, California facilities. This adjustment does not include overhead absorption and manufacturing variances due to the accelerated delivery of products into fiscal year 2005 and the offsetting delivery reductions in fiscal year 2006 at our Eimac division.

(6)	Represents adjusted EBITDA divided by sales.
(7)	Represents net income divided by sales.